Exhibit 99.1

NEWS RELEASE

Geokinetics Reports Second Quarter 2011 Financial Results

HOUSTON, TEXAS — August 15, 2011 — Geokinetics Inc. (NYSE Amex: GOK) today announced its financial results for the quarter ended June 30, 2011.

Highlights for the three months ended June 30, 2011:

•                  Revenues increased 22% to $145.5 million from $119.5 million in the second quarter of 2010.

•                  EBITDA (a non-GAAP financial measurement, defined below) increased to $9.2 million from ($3.8) million in the same period in 2010.  EBITDA includes $3.5 million of costs associated with the acquisition of PGS Onshore for the three months ended June 30, 2010.

•                  Reported a loss applicable to common stockholders of $41.7 million, or $2.34 per basic and diluted share.

•                  The Company added approximately $251 million in backlog during the quarter, which includes awards for new projects and extensions to existing projects in the Latin America (including Mexico), Asia-Pacific, EAME and North America regions.

•                  Backlog increased 16% sequentially to $741 million as of June 30, 2011, of which $607 million, or 82%, is for international projects (including Mexico) and $134 million, or 18%, is for North American projects.

Richard F. Miles, President and Chief Executive Officer, commented, “The second quarter was a transitory period in which we prepared and positioned crews for the second half of this year; still, second quarter results were softer than anticipated due to weather downtime in the United States, Mexico and Brazil combined with land access and environmental permitting delays in the United States and Australia.  However, we expect results in the second half of the year will improve primarily due to the expected increase in asset utilization internationally and additional contribution from the multi-client business.

“North America, specifically the United States, continues to be a supply constrained market and pricing has responded accordingly.  We have relocated idle equipment from various places around the world to the United States and moved a crew down from Canada, which has since merged with an existing crew, to help us execute on the current backlog.  We will continue to deploy a mix of proprietary and multi-client crews as we are constantly adjusting the crew schedule to maximize utilization and minimize downtime.  In addition, bidding activity remains solid and visibility in this market is enhanced by an average backlog that extends into 2012 for all of our crews in the United States.

“Market dynamics have started to improve internationally and we expect to be able to realize improved margins in the second half of this year as utilization increases and idle time is minimized by longer term contracts and continuous work.  We also expect to have a larger percentage of our shallow water transition zone and ocean-bottom-cable equipment utilized for the remainder of 2011, which should positively impact margins.  Furthermore, we continue to focus on the overall cost structure and we remain steadfast in our quest to improve contract terms in a way that reduces our exposure to risk and improves our liquidity.”

Second Quarter 2011 Results

Consolidated revenues for the three months ended June 30, 2011 totaled $145.5 million compared to $119.5 million for the same period of 2010, an increase of 22%.  The increase was primarily attributable to increased activity driven by improved market fundamentals in the United States and in certain international regions.

Consolidated direct operating costs totaled $120.8 million for the three months ended June 30, 2011 compared to $102.4 million for the same period in 2010, an increase of 18%.  The increase in costs was primarily a reflection of increased activity.

General and administrative expenses decreased to $15.6 million, or 11% of revenues, during the quarter when compared to $20.9 million, or 17% of revenues, in the same period in 2010.  The decrease was primarily the result of the absence of integration costs incurred during the second quarter of 2010 related to the PGS Onshore acquisition, which amounted to $3.5 million.

EBITDA (a non-GAAP financial measurement, defined below) increased to $9.2 million in the second quarter of 2011 from ($3.8) million in the second quarter of 2010.  EBITDA in the second quarter of 2010 includes $3.5 million of costs associated with the acquisition of PGS Onshore.

Depreciation and amortization expense for the three months ended June 30, 2011 totaled $36.8 million as compared to $24.6 million for the same period of 2010.  The increase was primarily the result of the expansion of the multi-client data library.  Amortization of multi-client data for the three months ended June 30, 2011 and June 30, 2010 was $17.7 million and $6.1 million, respectively.

The Company reported a loss applicable to common stockholders of $41.7 million, or $2.34 per basic and diluted share, in the second quarter of 2011 compared to a loss applicable to common stockholders of $39.6 million, or $2.24 per basic and diluted share, for the same quarter in 2010.  Despite the reported loss before taxes, the Company incurred a tax expense of $2.2 million, primarily related to the Company’s international operations.

Second Quarter 2011 Operations Review and Third Quarter 2011 Operational Outlook

The Company is providing this update to assist shareholders in understanding the operations of the Company in the second quarter of 2011 and the operational expectations for the third quarter of 2011.

International

Latin America — Operated an average of 4 crews in Brazil and Mexico during the second quarter.  The Company expects to operate an average of 5.75 crews during the third quarter in Brazil, Mexico, Peru and Bolivia.

Australasia / Far East — Operated an average of 1.75 crews in Australia, Malaysia and Brunei during the second quarter.  The Company expects to operate an average of 4.25 crews in Australia, Malaysia and Brunei during the third quarter.

EAME — Operated an average of 2.75 crews in Angola, UAE and Algeria during the second quarter.  The Company expects to operate an average of 1 crew in Angola during the third quarter.

North America

United States — Operated an average of 7.75 crews during the second quarter, of which an average of 3.75 crews worked on multi-client projects.  The Company expects to operate an average of 7.75 crews in the United States during the third quarter, of which an average of 4.5 crews is expected to work on multi-client projects.

Canada — Operated an average of 0.75 crews during the second quarter.  The Company expects to operate an average of 1.25 crews in Canada during the third quarter.

Backlog

Backlog increased by 16% to $741 million as of June 30, 2011 compared to $636 million as of March 31, 2011.  Of the current backlog, approximately $607 million, or 82%, is for international business (including Mexico) with the remaining $134 million, or 18%, for North America, of which approximately $57 million is attributable to the multi-client business in the United States.   Of the Company’s international backlog, approximately $421 million, or 69%, is with national oil companies (NOCs) or partnerships including NOCs.  Approximately $270 million of the international backlog, or 45%, is in shallow water transition zones and OBC environments.  The Company anticipates that approximately 58% of the backlog at June 30, 2011 will be completed in 2011 and 29% will be completed in 2012, with the remaining amount to be completed in 2013 and 2014.  Moreover, the Company expects to realize approximately 30% of the backlog at June 30, 2011 in the third quarter of 2011, which includes an estimated 67% of the multi-client backlog.

Capital Expenditures

Capital expenditures for 2011 are currently estimated at approximately $40 million, $13.2 million of which was spent in the first half, which includes $3.8 million for capital leases.  In addition, 2011 multi-client data library investments are currently anticipated to be approximately $79 million, $40.3 million of which was spent in the first half.  All of the expected multi-client investments have pre-funding levels in excess of 90% of their anticipated cash costs.

Cash and Liquidity

Cash, cash equivalents and restricted cash totaled $65.8 million as of June 30, 2011, of which $4.0 million was restricted cash and approximately $24.1 million is designated for multi-client purposes.  As previously disclosed on May 16, 2011, the Company received a commitment from lenders (“New Lenders”) for a $50.0 million senior secured revolving credit facility.  On May 24, 2011, the Company consented to the assignment of the rights and obligations under the RBC Revolving Credit Facility to the New Lenders and contemporaneously entered into a Forbearance Agreement and Amendment No. 5 with the New Lenders.  An amended and restated credit agreement was executed among the Company and the New Lenders on August 12, 2011.

Conference Call and Webcast Information

Geokinetics has scheduled a conference call for Tuesday, August 16, 2011, at 10:00 a.m. EDT (9:00 a.m. CDT).  To participate in the conference call, dial (866) 711-8198 for domestic callers, and (617) 597-5327 for international callers a few minutes before the call begins using pass code 36405341 and ask for the Geokinetics 2nd Quarter 2011 Earnings Conference Call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 23, 2011.  To access the replay, dial (888) 286-8010 for domestic callers or (617) 801-6888 for international callers, in both cases using pass code 78735010.

The webcast may be accessed online through Geokinetics’ website at http://www.geokinetics.com in the Investor Relations section.  A webcast archive will also be available at http://www.geokinetics.com shortly after the call and will be accessible for approximately 90 days.  For more information regarding the conference call, please contact Scott Zuehlke, Director of Investor Relations, by dialing 713-850-7600 or by email at scott.zuehlke@geokinetics.com.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to its international and North American clients. For more information on Geokinetics, visit http://www.geokinetics.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company’s reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Geokinetics Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share amounts)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$61,779	$42,851
Restricted cash	3,978	2,455
Accounts receivable, net	122,265	165,323
Deferred costs	23,311	22,766
Prepaid expenses	14,945	12,722
Other current assets	6,145	6,568
Total current assets	232,423	252,685

Property and equipment, net	237,849	266,404
Goodwill	132,376	131,299
Multi-client data library, net	56,520	53,212
Deferred financing costs, net	8,880	11,794
Other assets, net	10,578	9,770
Total assets	$678,626	$725,164

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,830	$1,634
Accounts payable	67,529	65,417
Accrued liabilities	59,881	75,694
Deferred revenue	60,870	49,537
Income taxes payable	14,138	15,997
Total current liabilities	205,248	208,279

Long-term debt and capital lease obligations, net of current portion	347,098	319,284
Deferred income taxes	16,188	16,169
Derivative liabilities	29,962	38,271
Mandatorily redeemable preferred stock	49,929	45,265
Other liabilities	1,122	1,122
Total liabilities	649,547	628,390

Commitments and Contingencies

Mezzanine equity:
Preferred stock, Series B Senior Convertible, $10.00 par value; 2,500,000 shares authorized, 334,920 shares issued and outstanding at June 30, 2011 and 319,174 shares issued and outstanding at December 31, 2010	78,767	74,987

Stockholders’ equity:
Common stock, $.01 par value; 100,000,000 shares authorized, 18,193,554 shares issued and 17,851,505 shares outstanding at June 30, 2011 and 18,118,290 shares issued and 17,804,459 shares outstanding at December 31, 2010	179	179
Additional paid-in capital	227,709	230,977
Accumulated deficit	(277,596)	(209,389)
Accumulated other comprehensive income	20	20
Total stockholders’ equity (deficit)	(49,688)	21,787
Total liabilities, mezzanine and stockholders’ equity	$678,626	$725,164

Geokinetics Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Total revenue	$145,548	$119,548	$333,185	$225,296

Expenses:
Direct operating expenses	120,779	102,367	270,958	186,251
Depreciation and amortization	36,792	24,614	77,329	44,202
General and administrative	15,594	20,948	33,808	41,041
Loss on disposal of property and equipment, net	333	658	524	1,049
Total expenses	173,498	148,587	382,619	272,543

Loss from operations	(27,950)	(29,039)	(49,434)	(47,247)

Other income (expense):
Interest income	179	784	388	952
Interest expense	(13,120)	(9,798)	(24,478)	(19,971)
Gain from change in fair value of derivative liabilities	4,529	3,715	8,972	4,822
Loss on early redemption of debt	(1,121)	—	(1,121)	(2,517)
Foreign exchange loss	(94)	(1,768)	(141)	(819)
Other, net	335	186	435	546
Total other expense, net	(9,292)	(6,881)	(15,945)	(16,987)

Loss before income taxes	(37,242)	(35,920)	(65,379)	(64,234)

Provision for income taxes	2,194	1,869	2,828	2,314

Net Loss	(39,436)	(37,789)	(68,207)	(66,548)

Preferred stock dividends and accretion costs	(2,271)	(1,816)	(4,474)	(4,208)

Loss applicable to common stockholders	$(41,707)	$(39,605)	$(72,681)	$(70,756)

For Basic and Diluted Shares:
Loss per common share	$(2.34)	$(2.24)	$(4.08)	$(4.12)
Weighted average common shares outstanding	17,838	17,679	17,831	17,154

Geokinetics Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2011	2010
OPERATING ACTIVITIES
Net loss	$(68,207)	$(66,548)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	77,329	44,202
Bad debt expense	2,842	450
Loss on prepayment of debt, amortization of deferred financing costs, and accretion of debt discount	4,726	4,540
Stock-based compensation	1,205	1,421
Loss on disposal of property and equipment, net	524	1,049
Change in fair value of derivative liabilities	(8,972)	(4,822)
Changes in operating assets and liabilities:
Restricted cash	(1,523)	(111)
Accounts receivable	40,216	54,140
Prepaid expenses and other assets	(2,926)	(3,353)
Deferred costs	(545)	(1,356)
Accounts payable	2,112	(6,901)
Deferred revenue	11,333	13,324
Accrued liabilities and other liabilities	(13,445)	(23,579)
Net cash provided by operating activities	44,669	12,456

INVESTING ACTIVITIES
Investment in multi-client data library	(40,256)	(15,825)
Acquisition, net of cash acquired	—	(180,832)
Proceeds from disposal of property and equipment and insurance claims	1,626	95
Investments in other assets	(1,519)	(3,295)
Purchases and acquisition of property and equipment	(9,381)	(24,938)
Change in restricted cash held for purchase of PGS Onshore	—	303,803
Net cash provided by (used in) investing activities	(49,530)	79,008

FINANCING ACTIVITIES
Proceeds from issuance of debt	58,312	9,000
Proceeds from common stock issuance, net	—	1,714
Payments on capital lease obligations and vendor financing	(936)	(24,195)
Payments on debt	(33,000)	(44,864)
Payments of debt issuance costs	(587)	(2,481)
Net cash provided by (used in) financing activities	23,789	(60,826)

Net increase in cash	18,928	30,638
Cash at beginning of year	42,851	10,176
Cash at end of period	$61,779	$40,814

Supplemental disclosures of cash flow information:
Cash disclosures:
Interest paid	$16,800	$15,274
Income taxes paid	3,817	8,408
Non-cash disclosures:
Capitalized depreciation on multi-client data library	2,440	642
Purchases of property and equipment under capital lease obligations	3,835	—

Geokinetics Inc. and Subsidiaries

Selected Financial and Operating Data

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
Data Acquisition
North America	$59,459	$40,299	$127,233	$78,360
International	84,638	76,892	201,779	142,094
Subtotal Data Acquisition	144,097	117,191	329,012	220,454
Data Processing	2,578	3,034	6,408	6,322
Eliminations	(1,127)	(677)	(2,235)	(1,480)
Total	145,548	119,548	333,185	225,296

Direct Operating Expenses:
Data Acquisition
North America	30,047	30,116	59,721	56,715
International	88,953	69,861	207,559	124,666
Subtotal Data Acquisition	119,000	99,977	267,280	181,381
Data Processing	2,906	3,067	5,913	6,350
Eliminations	(1,127)	(677)	(2,235)	(1,480)
Total	120,779	102,367	270,958	186,251

Gross Margins:
Data Acquisition
North America	29,412	10,183	67,512	21,645
International	(4,315)	7,031	(5,780)	17,428
Subtotal Data Acquisition	25,097	17,214	61,732	39,073
Data Processing	(328)	(33)	495	(28)
Total	24,769	17,181	62,227	39,045

Gross Margin Percentages:
Data Acquisition
North America	49.5%	25.3%	53.1%	27.6%
International	-5.1%	9.1%	-2.9%	12.3%
Subtotal Data Acquisition	17.4%	14.7%	18.8%	17.7%
Data Processing	-12.7%	-1.1%	7.7%	-0.4%
Total	17.0%	14.4%	18.7%	17.3%

Segment Income (Loss):
Data Acquisition
North America	6,116	(2,367)	16,699	(6,193)
International	(31,483)	(9,688)	(55,549)	(13,210)
Subtotal Data Acquisition	(25,367)	(12,055)	(38,850)	(19,403)
Data Processing	(754)	(450)	(271)	(945)
Corporate	(13,315)	(25,284)	(29,086)	(46,200)
Total	(39,436)	(37,789)	(68,207)	(66,548)

GAAP Reconciliation

The Company defines EBITDA as Net Income (Loss) before Interest, Taxes, Other Income (Expense) (including foreign exchange gains/losses, net gains/losses on disposal of property and equipment, loss on early redemption of debt, gains/losses from changes in fair value of derivative liabilities and other income/expense), and Depreciation and Amortization.  “EBITDA”, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of financial performance calculated in accordance with Generally Accepted Accounting Principles (GAAP).  EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by or used in operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  See below for reconciliation from Income Applicable to Common Stockholders to EBITDA amounts referred to above:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Loss Applicable to Common Stockholders	$(41,707)	$(39,605)	$(72,681)	$(70,756)
Preferred Stock Dividends and Accretion Costs	2,271	1,816	4,474	4,208
Net Loss	(39,436)	(37,789)	(68,207)	(66,548)
Provision for Income Taxes	2,194	1,869	2,828	2,314
Interest Expense, Net of Interest Income	12,941	9,014	24,090	19,019
Other (Income) Expense, Net (as defined above)	(3,316)	(1,475)	(7,621)	(983)
Depreciation and Amortization(1)	36,792	24,614	77,329	44,202
EBITDA	$9,175	$(3,767)	$28,419	$(1,996)

(1)          Includes $17.7 million, $6.1 million, $39.4 million and $10.4 million, respectively, in amortization expense related to multi-client data library.

Contact:

Scott M. Zuehlke

Director of Investor Relations

Geokinetics

(713) 850-7600